EXHIBIT 99(b)

                           SPLIT DOLLAR INSURANCE PLAN

                                Robert E. Martini
                                -----------------


         THIS PLAN is adopted by agreement between the Company and the owner:

DEFINITIONS:
------------

         A.       "Company":   Bergen   Brunswig   Corporation,   a  New  Jersey
                  corporation, of Orange, California.

         B.       "Insured": Robert E. Martini

         C.       "Insurer": Any life insurance company issuing a Policy.

         D. "Insured's Death Benefit":The amount listed as at any given time on Exhibit A.

         E. "Plan Year": The 12 months commencing February 1, 1985, and each consecutive 12 months thereafter.

         F. "Policy": The policy or policies of insurance on the life of the Insured issued by the Insurer and listed on Exhibit A annexed hereto together with any supplementary contracts issued by the Insurer in conjunction therewith.

         G. "Policy Interest": The Company's Policy Interest shall be the entire value of the Policy less:

                  (a) The amount of any loans taken by the Company to pay premiums or otherwise and secured by the Policy; and

                  (b)      The amount of the Insured's Death Benefit.

         H. "Owner": The insured or, if the Insured assigns his interest under this Plan, the assignee.

RECITALS:
---------

         A. The Company is owner of the Policy, and the Insured is a valuable employee of the Company. The Company wishes to continue this employment relationship and, as an inducement thereto, is willing to assist the Owner in the payment of premiums on the Policy as an additional form of compensation to the Insured as its employee.




                               EXH 99(b) - Page 1


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                  Because the  welfare of the Company  depends on the morale and well-being of its employees generally including the Insured specifically, the Plan is to be administered in the Insured's best interest, but this shall not give Robert E. Martini, in any capacity other than as the Owner, any right to enforce the Plan.

         B. To carry out the purposes of this Split Dollar Plan, the Owner shall be owner of a portion of the Policy death benefit equal to the Insured's Death Benefit. The existence of the Owner's interest in the Policy shall be evidenced by filing with each Insurer an assignment in substantially the form annexed hereto as Exhibit B.

         C. This Plan is intended to qualify as a life insurance employee benefit plan as described in Revenue Ruling 64-328.

THEREFORE, for value received, it is agreed:

1.       Premium Payments

         (a)      Each annual premium on the policy shall be paid as follows:

                  (1) The Owner with respect to any premium payable on a Policy after it is subject to this Plan, may pay a portion of the premium equal to the current term rate for the Insured's age multiplied by the current Insured's Death Benefit. Here, the "current term rate" shall mean the lesser of the applicable Insurer's annual term insurance rate or the rates specified in Revenue Rulings 64-328 and 66-110.

                  (2) The Company shall pay all premium amounts not paid by the Owner, and may do so either in cash or Policy loans or other loans.

         (b) The Owner's premium share shall be remitted to the Company for transmission to the Insurer, and the Company's premium share shall be remitted to the Insurer, both before expiration of the grace period.

         (c) Dividends on the Policy shall be applied as elected by the Company.

         (d) The Policy may, at the Company's discretion, provide for the waiver of premium on disability. If it does so provide, the cost thereof shall be borne by the Company.

2.       Rights of Parties

         (a) The Owner shall be owner of that portion of the Policy's death benefit equal to the Insured's Death Benefit on Exhibit A, with the right to designate beneficiaries for the portion.



                                 EXH 99(b) - Page 2

         (b) The Company shall be owner of all other rights of "owner" under the terms of the Policy including, but not limited to, the right to designate beneficiaries, select settlement and dividend options, borrow on the security of the Policy and to surrender the Policy; provided that the right to surrender shall not be exercised unless this Plan has terminated.

         (c) The rights of each party may be exercised without the other party's consent.

3. Assignments - The Owner and the Company shall have the right to assign any part or all of their respective interests in the Policy and this Plan to any person, entity or trust by execution of a written assignment delivered to the other party.

4.       Termination of Plan

         (a) This Plan shall terminate on the first to occur of the following:

                  (1)      Completion of the 23rd Plan Year, January 31, 2008.

                  (2) The first anniversary of the date this Plan is signed, if the Company has delivered notice of termination to the Owner on or before that anniversary.

         (b) On any termination of this Plan, the Policy shall revert to the exclusive ownership of the Company.

5. The Insurer - The Insurer shall be bound only by the provisions of and endorsements on the Policy, and any payments made or actions taken by it in accordance therewith shall fully discharge it from all claims, suits and demands of all person whatsoever. It shall in no way be bound by or be deemed to have notice of the provisions of this Plan.

6. Special Provision - The following provisions are part of this Plan and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974:

         (a)      The named fiduciary:   The secretary of the Company.

         (b) The funding policy under this Plan is that all premiums on the Policy be remitted to the Insurer when due.

         (c) Direct payment by the Insurer is the basis of payment of benefits under this Plan, with those benefits in turn being based on the payment of premiums as provided in the Plan.

         (d) For claims procedure purposes, the "Claims Manager" shall be Gerald Gutman.



                                 EXH 99(b) - Page 3

                  (1) If for any reason a claim for benefits under this Plan is denied by the Company, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the Plan section on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose:

                           (A) The claimant's claim shall be deemed filed when presented orally or in writing to the Claims Manager.

                           (B) The Claims Manager's explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed.

                  (2) The claimant shall have 60 days following his receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.

                  (3) The Claims Manager shall decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant's request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

                           If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review.

         IN WITNESS WHEREOF the parties have signed this Plan this 22nd day of November, 1985.

                                    COMPANY

                                    BERGEN BRUNSWIG CORPORATION


                                    By: /s/ George E. Reinhardt, Jr.
                                    --------------------------------
                                    Title:  Vice President, Finance


                                    OWNER


                                        /s/ Robert E. Martini
                                    --------------------------------
                                            Robert E. Martini




                                 EXH 99(b) - Page 4